Exhibit 99.1

Company Contact: Dan Johnston Chief Financial Officer 314-678-6007 Investor Contact: EVC Group, Inc. Doug Sherk & Gregory Gin 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis Announces Expansion of Catheter Strategic Partnership

ST. LOUIS, MO, January 5, 2011—Stereotaxis, Inc. (NASDAQ: STXS) announced today that the Company and its existing strategic catheter partner have extended their exclusive worldwide agreement for the distribution of existing approved magnetic ablation catheters through the end of 2015.  As part of the agreement, the strategic partner agreed to pursue an expanded indication in the U.S. for the magnetic irrigated catheter for the treatment of atrial fibrillation, which is the most prevalent cardiac arrhythmia (heart rhythm disorder) and one of the most common causes of stroke.

Additionally, both companies agreed to expand the product offering covered by the agreement to include a next generation irrigated magnetic catheter, which will integrate the latest technological advancements from both companies  The agreement includes further submissions for regulatory approval into new markets, such as Asia, for mutually agreed magnetic catheters.  The exclusive distribution agreement for these products will expire at various later dates.

“Stereotaxis has enjoyed a successful and long-standing strategic partnership, and this new agreement reflects the strong commitment and shared vision from both companies in leading EP innovation for years to come,” said Michael P. Kaminski, Stereotaxis President and CEO.  “After consideration of many potential opportunities to include the Odyssey™ portfolio of products under this agreement, we agreed to focus our collaboration on magnetic ablation catheters where the two companies’ business objectives are most aligned.  We look forward to continuing our collaboration enabled by this expanded agreement,” concluded Kaminski.

In the upcoming 16th Annual Boston Atrial Fibrillation Symposium, both companies will showcase the latest 3D mapping technology designed specifically for Stereotaxis magnetic navigation labs.

About Stereotaxis	www.stereotaxis.com	www.odysseyexperience.com

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed.  Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, the effect of global  economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.